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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2003

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SIGMA-ALDRICH CORPORATION

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(Exact Name of Registrant as Specified in its Charter)

Delaware	000-8135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3050 Spruce Street

St. Louis, Missouri 63103

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (314) 771-5765

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Item 9. Regulation FD Disclosure

On April 22, 2003, Sigma-Aldrich Corporation issued a press release announcing the Company's earnings for the quarter ended March 31, 2003.  A copy of this press release is furnished with this report as an exhibit to this Form 8-K and incorporated by reference herein.  This information, furnished under this "Item 9. Regulation FD Disclosure," is intended to be furnished under "Item 12. Results of Operations and Financial Condition" in accordance with SEC release No. 33-8216.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

99.1	Press Release issued March 31, 2003 -- SIGMA-ALDRICH 2003 EPS EXPECTATION INCREASED TO $2.60 TO $2.65 REFLECTING BENEFITS FROM CURRENCY, SALES INITIATIVES AND PROCESS IMPROVEMENTS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2003

SIGMA-ALDRICH CORPORATION

By: /s/ Karen Miller
Karen Miller, Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued March 31, 2003 -- SIGMA-ALDRICH 2003 EPS EXPECTATION INCREASED TO $2.60 TO $2.65 REFLECTING BENEFITS FROM CURRENCY, SALES INITIATIVES AND PROCESS IMPROVEMENTS.

Exhibit 99.1
[Letterhead of Sigma-Aldrich]
From: David R. Harvey, Chairman, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

April 22, 2003

SIGMA-ALDRICH (NASDAQ: SIAL) 2003 EPS EXPECTATION INCREASED TO $2.60 TO $2.65, REFLECTING BENEFITS FROM CURRENCY, SALES INITIATIVES AND PROCESS IMPROVEMENTS.

HIGHLIGHTS:

Continuing Operations:

  Reported and currency adjusted sales in Q1 2003 increased 11.0 % and 2.5%, respectively.
  Scientific Research and Biotechnology growth in currency adjusted sales comparable with Q4 2002, but partially offset by declines in Fine Chemicals sales to U.S. customers.
  Diluted EPS for Q1 increased 17.2% to $.68.
  New sales and marketing initiatives are expected to boost currency adjusted sales growth in the upcoming quarters of 2003. Diluted EPS estimate for 2003 increased from earlier guidance to a range of $2.60 to $2.65.
Financial Condition:
  Return on equity improved to 19.9% at March 31, 2003, largely achieving the Company's 20% goal more than one year earlier than initially projected.
  Working capital management continued to reduce accounts receivable days sales outstanding and inventory months on hand.
  Strong cash flow from operations and working capital management in Q1 reduced outstanding debt by almost $32 million from December 31, 2002.
OVERALL RESULTS:

Continuing Operations:

Reported sales for the Company's Scientific Research, Biotechnology and Fine Chemicals businesses combined increased 11.0% in the first quarter of 2003 as compared to the first quarter of 2002. Currency benefits contributed 8.5% of this sales gain, with an overall price gain offset by a modest decline in unit volumes providing the other 2.5% of the growth. Currency adjusted sales growth for Scientific Research and Biotechnology remained consistent with that experienced in the final quarter of 2002, while sales of Fine Chemicals continued to be impacted by declines in sales to U.S. pharmaceutical companies.

Diluted net income per share in the first quarter of 2003 rose 17.2% to $.68 from $.58 in 2002, including a $.06 benefit from currency exchange rates.

Discontinued (Diagnostics) Operations:

Sales from continued inventory liquidations provided diluted EPS of $.02 in the first quarter. These inventory liquidations and reductions in anticipated employee and customer separation costs to discontinue this business also added $1.6 million to net income and $.02 to diluted EPS, reducing the cumulative one-time charge of $52.3 million ($.71 per diluted share) recorded in 2002. No additional product lines have been sold since December 31, 2002 and all activities to do so have been completed. In total, the Company sold product lines representing approximately 70% of Diagnostics sales in 2001.

RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to first quarter 2002):

The 11.0% reported sales increase boosted Q1 sales to $334.7 million from $301.6 million in 2002. Strong gains in international currency exchange rates against the U.S. dollar generated 8.5% of this gain. Price increases provided another 3.1% of the first quarter growth, generally in line with the 3.2% gain achieved for all of 2002. Overall unit volumes were off slightly as Fine Chemicals sales (excluding currency benefits) declined in the quarter. Reported sales growth, currency benefits and currency adjusted sales changes (a measure used by management to judge its controllable, local currency growth) were as follows:

                                  Three Months Ended
                                    March 31, 2003
                            -------------------------------
                                        Currency   Currency
                            Reported    Benefit    Adjusted
                            --------    --------   --------
Scientific Research          11.7%       8.8%       2.9%
Biotechnology                15.8%       8.6%       7.2%
Fine Chemicals                3.4%       7.4%      (4.0%)
    Total                    11.0%       8.5%       2.5%

Scientific Research: Currency adjusted sales gains in the first quarter benefited from price increases of 4.1%. Lower unit volume in the U.S., due to reduced demand from pharmaceutical companies as well as the impact of spending controls and funding delays in non-profit accounts, partially offset the price gain. Currency adjusted growth in international markets exceeded 7%, largely in-line with that achieved for all of 2002.

Biotechnology: Price gains of 2.8% were matched with overall unit volume growth of 4.4%, producing currency adjusted sales growth in the first quarter comparable to that achieved in the final quarter of 2002. A modest reduction in sales to U.S. customers, due largely to reduced demand for synthetic DNA, was offset by stronger growth in sales to international customers.

Web-based Research (Scientific Research and Biotechnology) Sales: Continuing enhancement and promotion of the Company's web site (rated #1 by Bioinformatics in 2002) increased electronic orders to 26% of our U.S. and 18% of our worldwide research sales in Q1.

Fine Chemicals: Sales in the first quarter continued to reflect the weaker demand for custom orders from U.S. pharmaceutical customers that began in the second half of 2002. We continue to achieve strong growth in international markets. Booked orders remained in-line with the year-end 2002 level, with an expectation that these orders should boost quarterly sales growth in the upcoming quarters of 2003.

INCOME ANALYSIS:

The Company's reported Q1 net income and diluted earnings per share for continuing and discontinued operations, before and after currency impacts in 2003, are summarized below:

                                              Three Months Ended        Three Months Ended
                                                March 31, 2003            March 31, 2002
                                            -----------------------   -----------------------
                                                          Diluted                   Diluted
                                            Net Income    Earnings    Net Income    Earnings
                                            (millions)    Per Share   (millions)    Per Share
                                            ----------    ---------   ----------    ---------

Net income from continuing operations
    before currency impact                  $    44.9     $   0.62    $    42.6     $   0.58

Currency impact on continuing operations          4.0         0.06            -            -
                                            ----------    ---------   ----------    ---------
Reported net income from continuing
    operations                                   48.9         0.68         42.6         0.58

Net income (loss) from discontinued
    operations                                    1.0         0.02         (2.9)       (0.04)

Adjustment to net loss on disposition
    of discontinued operations                    1.6         0.02            -            -
                                            ----------    ---------   ----------    ---------
Total reported net income                   $    51.5     $   0.72    $    39.7     $   0.54
                                            ==========    =========   ==========    =========

Reported pretax income from continuing operations was 20.9% of sales for the first quarter of 2003, up from 20.5% of sales for the first quarter of 2002 as a result of lower interest costs from both reduced rates and borrowings. Operating income levels were 21.8% of sales in the first quarter of both 2003 and 2002. Benefits from continuing process improvement activities were supplemented by reductions in bad debt and lower advertising costs. These benefits were offset by higher utility, insurance, legal defense and employee benefit costs.

A reduction in the effective tax rate to 30.2% reflects modest increases in various tax credits as well as reductions in overall international and state tax rates. The effective tax rate for all of 2003 should remain near this level, with minor variations in upcoming quarters based on changes in activity levels in tax credit generating functions and sales mix changes in geographic areas due primarily to new strategic sales and marketing initiatives.

OUTLOOK:

Our previously shared expectation that the overall currency adjusted sales growth rate for 2003 would be roughly in-line with the 7% gain achieved in 2002 remains. Price gains are expected to remain in line with first quarter results, while new sales and marketing initiatives are expected to progressively boost volume gains in the upcoming quarters of 2003. Sequential quarterly improvement in currency adjusted sales gains is expected from sales coordination across our three business units, the addition of sales representatives and the refocusing and spread of marketing campaigns. About one-fourth of the expected addition of 30 U.S. sales representatives has been completed to date, with an equivalent addition expected in the current quarter. New marketing programs are being progressively rolled out, with initial emphasis in the high growth areas of molecular biology and cell signaling being followed by targeted campaigns in other key life science and fine chemicals areas. While these programs are implemented and gain momentum, ongoing efforts to gain market share by promoting existing products and capabilities are also expected to enhance short-term sales growth.

These sales and marketing initiatives and new product additions from business development and research and development activities should enable us to better serve our customers, resulting in improved quarterly sales growth that approaches our targeted currency adjusted internal growth rates of 8%, 12% and 12% for Scientific Research, Biotechnology and Fine Chemicals, respectively, in the final quarter of 2003.We expect to maintain these growth rates over the longer term once they have been achieved.

At current rates of exchange, we anticipate that currency will continue to benefit sales and earnings growth in the upcoming quarters of 2003, although generally at reduced rates from those achieved in the first quarter, particularly in the second half of 2003. Continued benefits from profit improvement initiatives and lower interest costs should offset the increasing costs of our new sales and marketing initiatives, employee benefits and insurance, allowing us to maintain pre-tax margins at just over 20%. Additional modest share repurchase activities should also benefit EPS increases. Based on these expectations, management is raising its estimate of projected diluted EPS from continuing operations for all of 2003 to a range of $2.60 to $2.65.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency-adjusted growth, and believes it is useful to investors, to judge the Company's controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during the remainder of 2003 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP currency adjusted internal growth rates to reported GAAP growth rates for the year 2003 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

CEO's STATEMENT:

Commenting on the first quarter performance and outlook for 2003, Chairman and CEO David Harvey said, "Given the current economy and conditions in our markets, I am pleased with our sales growth, our ability to maintain profit margins, and our significant growth in earnings per share. While currency has given us a nice lift, we'll continue to run our business on what we can control. I am encouraged by our level of activity in launching new sales and marketing initiatives as well as by our ability to build on process improvement accomplishments as we seek to achieve our targeted growth in sales, earnings and return on equity. We have shared our new initiatives with all 6,000 of our employees worldwide. They are actively involved to boost sales growth and maintain profit margins in 2003. With our new management assignments and initiatives and an increased level of energy throughout the Company, we fully expect to improve on first quarter sales growth in the remaining quarters of 2003."

OTHER INFORMATION:

Share Repurchase: Through March 31, 2003, a total of 32.6 million shares (out of an authorized repurchase of 35 million shares) had been acquired since beginning the program in late 1999 at an average purchase price of $33.52 per share. There were 71.1 million shares outstanding at March 31, 2003. The Company expects to continue share repurchases to acquire the remaining 2.4 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Working Capital, Debt and ROE: Initiatives to manage the working capital of the Company continued in the first quarter, taking our achievements to new levels. Accounts receivable days sales outstanding improved to 54 days, a reduction of 3 days from the December 31, 2002 level. Active inventory management programs reduced inventory levels to 7.7 months on hand at March 31, 2003 from 8.0 months at year-end 2002, representing a reduction in quantities of $8 million from prior year-end levels. These initiatives, together with increased cash from operations and lower capital expenditure levels, combined to generate sufficient cash flow to reduce total borrowings by almost $32 million in the first three months of 2003. At March 31, 2003, short-term borrowings were $58 million at a weighted average interest rate of 1.3% and long-term debt was $177 million at a weighted average interest rate of 6.6%. The Company's return on equity improved to 19.9%, largely achieving our targeted 20% return on equity more than one year earlier than originally promised.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the "Highlights", "Outlook", "CEO's Statement" and "Other Information-Share Repurchase" sections contained above and other statements regarding the Company's expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, the discontinuance of its Diagnostics business and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuations in interest rates and foreign currency exchange rates, (7)the effectiveness of the Company's further implementation of its global software systems, (8) the ability to retain customers, suppliers and employees, and (9) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company's 2002 annual report. The Company does not undertake any obligation to update these forward-looking statements.

                         SIGMA-ALDRICH CORPORATION
               Consolidated Statements of Income (Unaudited)
                  (in thousands except per share amounts)

                                                       Three Months
                                                      Ended March 31,
                                                --------------------------
                                                   2003            2002
                                                ----------      ----------
Net sales                                       $ 334,717       $ 301,605
    Cost of products sold                         163,710         146,853
                                                ----------      ----------
Gross profit                                      171,007         154,752
    Selling, general and administrative
      expenses                                     87,294          78,612
    Research and development expenses              10,828          10,258
    Interest, net                                   2,817           4,063
                                                ----------      ----------
Income from continuing operations before
  income taxes                                     70,068          61,819
    Provision for income taxes                     21,161          19,164
                                                ----------      ----------
Net income from continuing operations              48,907          42,655
Discontinued operations:
    Net income (loss) from operations of
      discontinued business, net of taxes           1,053          (2,920)
    Adjustment to loss on disposition of
      discontinued operations, net of taxes         1,555               -
                                                ----------      ----------
Net income                                      $  51,515       $  39,735
                                                ==========      ==========

Weighted average shares outstanding - Basic        71,150          73,017
                                                ==========      ==========
Weighted average shares outstanding - Diluted      71,634          73,604
                                                ==========      ==========

Net income per share - Basic
    Net income from continuing operations       $    0.69       $    0.58
    Net income (loss) from operations of
      discontinued business, net of taxes            0.02           (0.04)
    Adjustment to loss on disposition of
      discontinued operations, net of taxes          0.02               -
                                               ----------      ----------
    Net income                                  $    0.73       $    0.54
                                               ==========      ==========

Net income per share - Diluted
    Net income from continuing operations       $    0.68       $    0.58
    Net income (loss) from operations of
      discontinued business, net of taxes            0.02           (0.04)
    Adjustment to loss on disposition of
      discontinued operations, net of taxes          0.02               -
                                                ----------      ----------
    Net income                                  $    0.72       $    0.54
                                                ==========      ==========

                                     Condensed Consolidated Balance Sheets
                                               (in thousands)

                            March 31,    December 31,                         March 31,    December 31,
                               2003          2002                               2003          2002
                           (Unaudited)                                       (Unaudited)
                           -----------   -----------                         -----------   -----------
ASSETS                                                 LIABILITIES AND
                                                       STOCKHOLDERS' EQUITY
Cash and cash eqivalents    $   54,195    $   52,382   Short-term debt        $   58,138    $   89,930
Accounts receivable, net       206,181       175,356   Accounts payable           73,005        69,184
Inventories                    417,209       421,368   Accrued expenses           77,471        76,730
Other current assets            48,102        45,396   Accrued income taxes       34,336        25,949

                                                       Current liabilities
Current assets held                                      of discontinued
  for sale                         150           385     operations                1,693         3,860
                           -----------   -----------                         -----------   -----------
                                                       Total current
Total current assets           725,837       694,887     liabilities             244,643       265,653

Property, plant and                                    Long-term debt            176,687       176,805
  equipment, net               530,313       535,797   Noncurrent liabilities     67,647        65,024
Other assets                   159,842       158,972   Stockholders' equity      927,015       882,174
                           -----------   -----------                         -----------   -----------
                                                       Total liabilities
Total assets                $1,415,992    $1,389,656     and equity           $1,415,992    $1,389,656
                           ===========   ===========                         ===========   ===========

                        SIGMA-ALDRICH CORPORATION
        Condensed Consolidated Statements of Cash Flows(Unaudited)
                             (in thousands)

                                                       Three Months
                                                      Ended March 31,
                                                --------------------------
                                                   2003            2002
                                                ----------      ----------
Cash flows from operating activities:
    Net income                                  $  51,515       $  39,735
    Adjustments:
        Net (income) loss from operations
          of discontinued business                 (1,053)          2,920
        Adjustment to loss on disposition
          of discontinued operations,
          net of taxes                             (1,555)              -
        Depreciation and amortization              17,122          16,406
        Net changes in assets and
          liabilities                              (6,940)         (4,082)
                                                ----------      ----------
              Net cash provided by operating
                activities of continuing
                operations                         59,089          54,979
              Net cash provided by (used in)
                operating activities of
                discontinued operations                23          (2,154)
                                                ----------      ----------
              Net cash provided by operating
                activities                         59,112          52,825
                                                ----------      ----------

Cash flows from investing activities:
    Net property additions                         (9,685)        (13,531)
    Other                                            (234)            309
                                                ----------      ----------
              Net cash (used in) investing
                activities of continuing
                operations                         (9,919)        (13,222)
              Net cash (used in) investing
                activities of discontinued
                operations                              -            (127)
                                                ----------      ----------
              Net cash (used in) investing
                activities                         (9,919)        (13,349)
                                                ----------      ----------

Cash flows from financing activities:
    Net repayment of debt                         (31,956)        (39,062)
    Payment of dividends                           (6,342)         (6,206)
    Treasury stock purchases                      (12,617)         (3,129)
    Exercise of stock options                       3,178           4,237
                                                ----------      ----------
              Net cash (used in) financing
                activities                        (47,737)        (44,160)
                                                ----------      ----------

Effect of exchange rate changes on cash               357           2,448
                                                ----------      ----------
Net change of cash and cash equivalents             1,813          (2,236)
Cash and cash equivalents at January 1             52,382          37,637
                                                ----------      ----------
Cash and cash equivalents at March 31           $  54,195       $  35,401
                                                ==========      ==========

        Supplemental Financial Information - Continuing Operations(Unaudited)
                                   (in thousands)

                                                       Three Months
                                                      Ended March 31,
                                                --------------------------
                                                   2003            2002
                                                ----------      ----------
Business Unit sales:

    Scientific Research                         $ 198,145       $ 177,438
    Biotechnology                                  76,261          65,844
    Fine Chemicals                                 60,311          58,323
                                                ----------      ----------
        Total                                   $ 334,717       $ 301,605
                                                ==========      ==========